Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
Beneski.barron@orbital.com

ORBITAL TO OFFER $135 MILLION IN SENIOR UNSECURED NOTES

(Dulles, VA 23 June 2003) — Orbital Sciences Corporation (NYSE: ORB) announced today that it intends, subject to market conditions, to offer for sale $135 million of senior unsecured notes due 2011 pursuant to Rule 144A of the Securities Act of 1933, as amended. The company expects to close the sale in July 2003. Orbital plans to use the proceeds from the offering to refinance its outstanding $135 million 12% Second Priority Secured Notes due 2006.

The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is not an offer by the Company to sell, nor a solicitation of an offer to buy, any of its securities.

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